Exhibit 99.3

Bill Barrett Corporation

Success through Experience, Discipline, Responsibility, Growth

2008 Annual Report

Colorado is our home and the Rocky Mountains our backyard. It is our corporate and social responsibility to conserve and protect the environment we live in.

Bill Barrett Corporation is a Rocky Mountain exploration and production company that seeks to enhance shareholder value by executing a long-term growth strategy. Specifically, we strive to: focus on long-term reserve and production growth through active drilling; develop low-risk, multi-year drilling inventories; build multiple, diverse exploration plays that have high-impact, high-return potential; apply existing and emerging technologies to reduce exploration risk and enhance recoveries; and maintain financial flexibility to pursue our growth strategy.

A glossary of oil and natural gas terms can be found on page 25 of the accompanying Form 10-K.

2008 Annual Report

To Our Shareholders

While 2008 was a record year for earnings, reserve additions and production, it was a volatile year for our shareholders as broader market conditions and macro-economic factors reversed strong stock performance in the first half of the year. Today, our Company is well positioned to endure the recession and will be ready for improved market conditions when they occur.

A Look Back at 2008

Despite the challenges that confronted us in 2008, we enjoyed an exceptional year in terms of operational and financial results, which is a testament to the Bill Barrett Corporation team of employees and to the quality of our assets. In my letter last year, I said that our first priority was to deliver double digit growth in reserves, 20% to 25% growth in production and double digit growth in discretionary cash flow. We met and exceeded each of these goals, also exceeding the performance of the majority of our industry peers.

•

Year-end proved reserves were 818 billion cubic feet equivalent (Bcfe), a 47% increase over year-end 2007. Reserves were added for an average finding and development cost of $1.76 per thousand cubic feet equivalent (Mcfe), which is a record low cost for our Company.

•	Net production of natural gas and oil was 77.6 Bcfe, a 27% increase over 2007.

•

Discretionary cash flow was $429.1 million, or $9.53 per diluted share, a 71% increase, reflecting increased production, higher realized prices and improved efficiencies that lowered lease operating costs.

•	Further, net income was $107.6 million, or $2.39 per diluted share, a nearly 300% increase over 2007.

These outstanding results were achieved through continued expansion at our key development assets in the Piceance Basin in Colorado, the Uinta Basin in Utah and the Powder River Basin in Wyoming. We like to remind our stakeholders that these important assets offer visible and significant growth opportunity. The majority of our 2.9 trillion cubic feet equivalent (Tcfe) of proved, probable and possible resources are located in these areas and much of this resource base is associated with higher density drilling, which translates into lower risk resources.

In addition to successful expansion of our development assets, during 2008 our Company continued to build on its exciting portfolio of exploration prospects. In November, we announced our internally generated shale gas discovery located in the Paradox Basin in southwestern Colorado. We initiated natural gas sales by year-end 2008 and will continue to define this discovery during 2009. We also made progress on a number of other projects during 2008, including our Hook prospect in the Uinta Basin, the Circus prospect in the Montana overthrust area, and the Cave Gulch area in the Wind River Basin. We will continue with our exploration work in each of these areas in 2009.

Let’s take a look at the main challenges brought forward during 2008:

•

First, there was a sizable decline in natural gas prices from their high in July. It is our Company’s policy to hedge up to 70% of forward production and, during 2008, we had hedges in place that supported stronger cash flows during the second half of the year. While regional market prices averaged $4.75 per million British thermal units (MMBtu) during the second half of 2008, our realized price was approximately $6.55 per MMBtu (or $7.21 per Mcf). Our hedge positions will continue to support our cash flow through 2009 and into 2010.

Bill Barrett Corporation

•

Second, the financial crisis served to close capital markets in the fall of 2008. Our Company secured a 5% convertible notes offering of $172.5 million early in the year and expanded its credit facility in October 2008 from $467.0 million to $592.8 million, despite the difficult markets, providing additional liquidity and a solid balance sheet to position the Company well for 2009.

•

Third, the ensuing recession reduced national demand for an oversupplied natural gas market, further lowering gas prices into the first quarter of 2009. However, while supply and demand are currently out of balance, we have a positive outlook.

Looking Ahead

What has our Company done to position itself to meet the current challenges and challenges that lie ahead? We have positioned our Company on a number of fronts, financially and operationally:

•

We will align 2009 capital expenditures with expected cash flow. We have significantly scaled back our drilling activity in 2009 to maintain our strong balance sheet and plan to defer completing new wells until prices improve, providing a higher return on capital. Despite a reduced capital program, we plan to continue progress at our key exploration plays, which take years to bring to development. We have also structured our program to provide flexibility, so if market conditions improve sooner than expected, we can increase our activity.

•	In addition to being efficient with our capital deployment, we will take steps to leverage declining service sector costs.

•	We will remain focused on maintaining a solid financial position, with a strong balance sheet, ample liquidity throughout 2009, and a conservative debt profile.

In addition, the recent deterioration in capital markets combined with declining commodity prices has driven a significant reduction in national and regional drilling activity. We believe that domestic natural gas production will begin declining as early as the middle of 2009 and possibly sooner for the Rocky Mountain region. A reversal of the current oversupply in natural gas should serve to increase the price. Looking ahead, growth on the demand side for natural gas would further support higher pricing. Natural gas is the cleanest carbon-based fuel, making it well suited to provide back-up capacity for renewable power sources such as wind, solar and hydro. As our new administration promotes domestic fuel sources, cleaner power generation and renewable resources, we believe that natural gas will be the natural choice.

2009 Goals

In 2009, we will continue to do what we do best. We will realize additional value from our development programs. We are committed to bringing our delineation projects, like Yellow Jacket, closer to the development stage and we will seek to expose our stakeholders to upside potential from new resource growth concepts through exploration.

We are challenged with a difficult environment but expect to:

•	Deliver 8% to 12% growth in production;

•	Deliver double-digit growth in reserves; and

•	Execute on our exciting exploration portfolio.

Our nation holds an abundance of natural gas, and we seek to be a premier exploration and production company. We are committed to responsible stewardship in exploring and developing this vast resource base with minimal effect to our environment and committed to leadership in technology, and in providing a safe, respectful and rewarding work environment for our employees. For our shareholders, we are committed to growing our reserves and net asset base while keenly monitoring and maintaining our capital investment returns.

Thank you to our shareholders and employees, and we look forward to a successful 2009.

Sincerely,

Fredrick J. Barrett
Chairman of the Board and Chief Executive Officer
March 16, 2009

2008 Annual Report

2008 Financial Highlights and Operating Results

	2008	2007	2006
Proved Reserves and Acreage
Natural Gas, Bcf	784.3	538.3	377.7
Oil, MMBbls	5.7	3.2	8.5
Natural Gas Equivalents, Bcfe[1]	818.3	557.6	428.4
Percent Developed	53%	59%	58%
Percent Natural Gas	96%	97%	88%
Pre-Tax PV-10, millions	$1,039	$1,204	$603
Net Undeveloped Acreage, rounded	1,203,000	1,186,000	1,269,000

Production
Bcfe	77.6	61.2	52.1
Average Daily Production, MMcfe	212.0	167.7	142.8
Percent Natural Gas	95%	94%	92%

Average Realized Prices
Natural Gas, including hedge effect, per Mcf	$7.61	$5.89	$6.40
Oil Prices, including hedge effect, per Bbl	$69.55	$59.87	$53.50

Operating Statistics
Reserve Replacement	436%	382%	267%
Capital Expenditures, millions	$601	$444	$501
Producing Wells, gross/net	1,463/1,140	1,221/948	1,147/838
Wells Drilled, gross/net	430/331	314/237	224/136

Financial Data
Net Income (Loss), millions	$108	$27	$62
Earnings Per Share, diluted	$2.39	$0.60	$1.40
Discretionary Cash Flow[2], millions	$429	$249	$239
Production Revenue, per Mcfe	$7.81	$6.13	$6.60
Lease Operating Expenses and Gathering and Transportation, per Mcfe	$1.08	$1.06	$0.87
Production Taxes, per Mcfe	$0.57	$0.37	$0.50
G&A, excluding non-cash stock based compensation, per Mcfe	$0.52	$0.52	$0.53
Depletion, Depreciation, and Amortization, per Mcfe	$2.66	$2.87	$2.69
Discretionary Cash Flow[2], per Mcfe	$5.53	$4.06	$4.58
Finding and Development Cost[2], per Mcfe	$1.76	$1.83	$2.80
Finding and Development Cost, three-year average[2], per Mcfe	$1.99	$2.48	$3.00

[1]	One barrel of oil is the energy equivalent of six Mcf of natural gas.
[2]	A non-GAAP measure. See page facing inside back cover.

Operations Growth

We are focused on long-term reserve and production growth through active drilling as we continue to develop our existing low-risk, multi-year drilling inventory. Our track record of high growth was delivered in 2008 with:

Production up 27% to 77.6 Bcfe. Five-year compound average growth rate (CAGR) in production was 33.5%.

77.6

Proved natural gas and oil reserves up 47% to 818 Bcfe. Production replacement ratio was a sizable 436%. Five-year CAGR was 32%.

818

All-in finding and development cost per Mcfe among the best of our industry peers. Three-year average at $1.99 per Mcfe, down 34% over past two years.

$1.76

$9.53

Discretionary cash flow per share up 71% given production growth, strong realized prices and continued costs efficiencies. Five-year CAGR was 62%.

Years of experience in the Rocky Mountain region among 15 members of our operations leadership team.

345+

Bill Barrett Corporation

The Premier Rocky Mountain Exploration and Production Company

The United States is estimated to have 2,247 Tcf of natural gas reserves, much of it unlocked through new technologies and the rapid emergence of shale gas plays. Since inception, Bill Barrett Corporation has focused on unlocking the potential of the Rocky Mountain region by combining its geologic, operational, environmental and regulatory expertise with the application of existing and emerging technologies. The Company’s development and exploration assets are located in Colorado, Utah, Wyoming and Montana and 96% of the Company’s proved reserves are natural gas. The Company operates 98% of its assets, based on reserves, and key development properties offer a multi-year, low-risk drilling inventory of approximately 3,100 locations.

2008 Annual Report

Piceance Basin, CO—Gibson Gulch

Play Type: Tight Gas Sands

Targeted Formation: Mesaverde

Gross Producing Wells: 424

Net Proved Reserves (Bcfe): 372

Proved, Probable and Possible Resources (Bcfe): 1,065

Net Undeveloped Acreage: 10,300

Powder River Basin, WY—Big George

Play Type: Coal Bed Methane (CBM)

Targeted Formations: Big George/Wyodak Coals

Gross Producing Wells: 666

Net Proved Reserves (Bcfe): 67

Proved, Probable and Possible Resources (Bcfe): 178

Net Undeveloped Acreage: 77,400

Uinta Basin, UT—West Tavaputs

Play Type: Structural/Stratigraphic

Targeted Formations: Wasatch, Mesaverde (shallow); Navajo, Entrada, Dakota (deep)

Gross Producing Wells: 130

Net Proved Reserves (Bcfe): 320

Proved, Probable and Possible Resources (Bcfe): 1,383

Net Undeveloped Acreage: 27,400

Wind River Basin, WY—Cave Gulch/Bullfrog

Play Type: Structural

Targeted Formations: Frontier, Muddy, Lakota

Gross Producing Wells: 165

Net Proved Reserves (Bcfe): 51

Proved, Probable and Possible Resources (Bcfe): 183

Net Undeveloped Acreage: 22,500

Uinta Basin, UT—Blacktail Ridge/Lake Canyon

Play Type: Fractured Oil    Targeted Formations: Green River, Wasatch Gross    Producing Wells: 21

Net Proved Reserves (Bcfe): 5    Proved, Probable and Possible Resources (Bcfe): 85

Net Undeveloped Acreage: 168,500 (including drill-to-earn)

Bill Barrett Corporation

Development

Our three key development projects—Gibson Gulch, West Tavaputs and Big George—are in the early stages of their life cycles and offer low risk growth through a multi-year drilling inventory. Approximately 85% of year-end resources of 2.9 Tcfe relate to these key projects and increased density drilling, offering visibility to low-risk reserve growth in the years ahead.

Gibson Gulch—Piceance Basin, Colorado

Our Gibson Gulch asset was acquired in 2004 and had proved reserves of 46 Bcfe. Our team has increased the proved reserve base to 372 Bcfe with an additional 693 Bcfe of probable and possible resources associated with ten-acre development. Net production from the area in 2008 totaled 31.5 Bcfe, up more than 50% from 2007. Members of our Piceance team have operated in this area for decades, bringing valuable experience that has made Bill Barrett Corporation a recognized leader in the area for our: understanding of the geology; application of fracture stimulation technology; operational efficiencies, including our water handling system; and reduced impact to the environment and improved cost savings from drilling up to 16 wells from a single pad. The Company has executed its program here to significantly improve economics through faster drill and completions, reduced operating expenses and improved recoveries. This is a long-term asset that will provide many years of growth for our Company.

West Tavaputs—Uinta Basin, Utah

Our initial West Tavaputs asset was acquired in 2002 and had proved reserves of just over three Bcfe. Our team has added to the asset base and increased the proved reserve base here to 320 Bcfe, and the asset offers significant upside potential through its more than 1.0 Tcfe of probable and possible resources, further drilling in the deep structures and potential in the Mancos shale formation. Net production from the area in 2008 totaled 26.2 Bcfe, up approximately 7% from 2007. Success in West Tavaputs stems from application of modern fracture stimulation techniques not employed during previous drilling in this area and 3-dimensional seismic technology. The Company has substantially increased production from the area while reducing associated environmental effects. In seeking zero net effect from our activities, the Company has employed increased wells per pad, rerouted roads from wildlife habitats and local rock art, funded environmental studies and opened the area to the Department of Wildlife for wild turkey breeding.

Regional Production Growth

We maintain a high standard for minimal disturbance to the landscape and zero net impact to wildlife.

At West Tavaputs, drilling has occurred in the area since 1951. Our Company is increasing the number of wells drilled per pad to eight, which significantly reduces the footprint and related disturbance. In addition, through reclamation of pad sites and funding activities to promote sage brush growth, the landscape is minimally affected. The landscape in this photo is an area we call Peter's Point and includes nine production sites.

West Tavaputs production, Photo by Jane Rerecich

Our activity in the Paradox Basin will achieve the highest level of environmental protection of any natural gas project known to us.

The Paradox Basin shale gas development gives us the opportunity to apply all of the mitigation strategies that we have learned over the years. We have a dominant lease position in this potential play, allowing us to integrate production and environmental technology in a "clean sheet" field design.

Paradox Basin exploration well, Photo by Chip Wallace

2008 Annual Report

In order to increase the pace and provide flexibility for improved efficiencies in drilling and operating in this area, the Company has been working with the Bureau of Land Management on an environmental impact statement for the area for more than four years and expects to receive a Record of Decision on its environmental impact statement in 2009.

Big George—Powder River Basin, Wyoming

Acreage was first acquired in the Powder River Basin in 2002. Since then, the Company has grown its position to 127,423 net acres with 67 Bcfe of proved reserves. Net production from the area in 2008 totaled 8.1 Bcfe, up approximately 35% from 2007. CBM is natural gas found in coal seams and is abundant in certain areas of the Rocky Mountain region. The natural gas is trapped in the coal by water pressure and approximately six to 18 months of dewatering of the wells is required before the natural gas can be produced. CBM wells are shallow, relatively inexpensive to drill and leave a small surface footprint. Working in conjunction with landowners and regulatory agencies, the Company employs the highest standards for management of water produced from the coal, resulting in beneficial uses including irrigation and creation of wetlands and aquatic habitats. The Company drilled 203 gross wells in the area in 2008 and expects increasing production during 2009 as wells continue to dewater.

Exploration

Bill Barrett Corporation has a reputation for being a true exploration company, a title we uphold as we ended 2008 with an exciting portfolio of prospects. Our expertise in the region has led our team to find new fields as well as generate increased potential from underdeveloped fields.

Yellow Jacket & Green Jacket—Paradox Basin, Colorado

In the fall of 2008, we announced a discovery from the Gothic shale at our Yellow Jacket prospect in southwestern Colorado. This discovery was quickly converted to sales in December 2008. By year-end, the Company had completed three horizontal wells in the Gothic shale and drilled one horizontal well in the Hovenweep shale in the neighboring Green Jacket prospect. Shale gas plays offer the potential for large, repeatable resources that have become more prospective due to technological advances. The Company has a 55% working interest in the Yellow Jacket prospect and a 100% working interest in the Green Jacket prospect. During 2009, the Company plans to drill a multi-well program over its expansive 428,000 gross acre position to better determine the size and extent of its discovery.

Cave Gulch/Bullfrog— Wind River Basin, Wyoming

In 2008, the Company produced 9.6 Bcfe from the Wind River Basin and ended the year with 51 Bcfe in proved reserves. Production from the basin was primarily from shallow wells acquired or drilled during the early years in the Company’s history. Over the past few years, the Company has turned to exploring the deeper Frontier, Muddy and Lakota formations at 17,000 to 19,000 feet. During 2008, we recompleted the Bullfrog 14-18 well, which became a prolific producer sustaining gross rates predominantly between 28 and 14 MMcf/d from May through year-end. A second recompletion along the same fault block is scheduled for 2009. We also spud two deep exploration wells during the year, both of which produced natural gas and are undergoing testing with more conclusive results expected later in 2009.

Bill Barrett Corporation

Natural gas is the preferred bridge fuel to a clean energy future: we have a vast domestic resource base; it is practical, affordable and clean; and it creates among the smallest environmental footprints to deliver energy.

Circus—Montana Overthrust, Montana

During 2008, the Company drilled four vertical appraisal wells to test the Cody shale for natural gas. One well was completed and tested gas at sustained rates of over 1 MMcf/d before operations were suspended for winter weather. We plan to continue completion work on these wells during 2009. The Company has a 50% working interest in this prospect and a large land position in the region with 384,000 gross acres.

Gas flare from discovery well, Paradox Basin, CO Photo by Monty Shed

Other active exploration prospects where we will continue work in 2009 are:

•	Hook shale gas in the Uinta Basin, Utah

•	Red Point basin centered gas in the Big Horn Basin, Wyoming

•	Pine Ridge structural salt flank in the Paradox Basin, Utah

Environment

As our nation’s concerns regarding climate change and energy independence continue to build, natural gas is the natural choice. Natural gas is the cleanest of fossil fuels emitting approximately one-half of the carbon dioxide emissions of coal per unit of energy produced. It is abundant in the United States and is the most widely used energy source to complement renewable but interruptible, and more expensive, forms of energy.

Bill Barrett Corporation is a leader in the application of technology to minimize our environmental impact. Examples include:

Piceance

•	Increasing wells drilled per pad from three to 16

•	Eliminating thousands of truck trips per year through our water management system

•	Pioneering the use of completion and production equipment that nearly eliminates air emissions

West Tavaputs

•	Applying the same directional drilling technology as in Piceance

•	Utilizing state-of-the-art production and gathering equipment that limits air emissions

•	Protecting archeological resources through extensive surveys that enable us to eliminate disturbance of treasured resources

•	Testing and applying new environmentally sensitive dust suppressants to protect rock art along the route to the field

•	Achieving no net impact to wildlife based on our mitigation plan

•	Improving wildlife habitats

Powder

•	Employing comprehensive planning efforts and creative water management that benefit surface owners and wildlife

Left: Co-existing during drilling, Piceance Basin, Colorado Right: Production sites have minimal surface impact; West Tavaputs, Uinta Basin, Utah Photos by Jane Rerecich

Non-GAAP Measure

Discretionary cash flow is computed as net income plus depreciation, depletion, and amortization, impairment expenses, deferred income taxes, dry hole costs and abandonment expenses, exploration expenses, non-cash stock-based compensation, losses (gains) on disposals of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

The Company calculates organic finding and development cost, or F&D cost, per thousand cubic feet of natural gas equivalent or Mcfe, by costs incurred adjusted to: subtract the asset retirement obligation amount; subtract material non-cash capital items; subtract proceeds received from joint exploration agreements and certain property sales; and subtract capitalize interest; divided by reserve additions for the year. Consistent with industry practice, future capital expenditures to develop proved undeveloped reserves or capital associated with furniture, fixtures and equipment are not included in costs incurred. The method the Company uses to calculate its F&D cost may differ significantly from methods used by other companies to compute similar measures. As a result, the Company’s F&D cost may not be comparable to similar measures provided by other companies. The Company believes that providing a non-GAAP measure of F&D cost is useful to investors in evaluating the cost, on a per Mcfe basis, to add proved reserves. However, this measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in its financial statements prepared in accordance with GAAP. Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, F&D cost does not necessarily reflect precisely the costs associated with particular reserves. As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, the Company cannot assure you that its future F&D cost will not differ materially from those presented.

For a reconciliation of these non-GAAP measures to financial information prepared in accordance with GAAP, refer to our Current Reports on Form 8-K, including the February 24, 2009 Form 8-K, filed with the Securities and Exchange Commission (SEC).

Forward Looking Statements and Other Notices

This report contains forward-looking statements regarding Bill Barrett Corporation’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described in the Company’s accompanying Annual Report on Form 10-K for the year ended December 31, 2008.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Bill Barrett Corporation may use certain terms in this report and other communications relating to reserves, resources and production that the SEC’s guidelines strictly prohibit the Company from including in filings with the SEC. It is recommended that U.S. investors closely consider the Company’s disclosures in the accompanying Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC. This document is available through the SEC by calling 1-800-SEC-0330 (U.S.) and on the SEC website at www.sec.gov.

The New York Stock Exchange’s Rule 303A.12(a) requires chief executive officers of listed companies to certify that they are not aware of any violations by their companies of the exchange’s corporate governance listing standards. This annual certification by the chief executive officer of Bill Barrett Corporation has been filed with the New York Stock Exchange. In addition, Bill Barrett Corporation has filed, as exhibits to its most recently filed Form 10-K, the SEC certifications required for the chief executive officer and chief financial officer under Section 302 of the Sarbanes-Oxley Act.

Board of Directors

Fredrick J. Barrett
Chief Executive Officer
and Chairman of the Board

Joseph N. Jaggers
Chief Operating Officer
and President

James M. Fitzgibbons
Past Chairman of Davidson Cotton Company

Randy A. Foutch
Chairman and Chief Executive Officer
of Laredo Petroleum

Jeffrey A. Harris
Managing Director of
Warburg Pincus LLC

Jim W. Mogg
Past Chairman of DCP Midstream Partners

Randy Stein
Tax, Accounting and Business Consultant,
Former Principal of
PricewaterhouseCoopers LLP

Michael E. Wiley
Past Chairman and
Chief Executive Officer of
Baker Hughes Incorporated

Officers

Fredrick J. Barrett
Chief Executive Officer
and Chairman of the Board

Joseph N. Jaggers
Chief Operating Officer
and President

Robert W. Howard
Chief Financial Officer
and Treasurer

Francis B. Barron
Executive Vice President—General Counsel;
and Corporate Secretary

Kurt M. Reinecke
Executive Vice President—Exploration

Terry R. Barrett
Senior Vice President—Rockies Exploration

Lynn Boone Henry
Senior Vice President—Planning and Reserves

Wilfred R. Roux
Senior Vice President—Geophysics

Huntington T. Walker
Senior Vice President—Land

R. Scot Woodall
Senior Vice President—Operations

Duane Zavadil
Senior Vice President—
Government and Regulatory Affairs

William M. Crawford
Vice President—Finance

Kevin M. Finnegan
Vice President—Information Systems

David R. Macosko
Vice President—Accounting

Corporate Information

Corporate Office
1099 Eighteenth Street, Suite 2300
Denver, Colorado 80202
Telephone: 303-293-9100
Fax: 303-291-0420
www.billbarrettcorp.com

Investor Relations
Jennifer Martin, Director of Investor Relations
jmartin@billbarrettcorp.com

Annual Stockholders' Meeting
Our annual stockholders' meeting will be held at 9:30 a.m. (MDT) on Thursday, May 14, 2009 at the Hotel Monaco Denver
1717 Champa Street
Denver, Colorado 80202

Transfer Agent
BNY Mellon Shareowner Services
480 Washington Boulevard
Jersey City, New Jersey 07310
1-866-683-2961
www.bnymellon.com/shareowner/isd

Independent Auditors
Deloitte & Touche LLP
Denver, Colorado

Independent and Outside Reservoir Engineers
Netherland, Sewell & Associates, Inc.
Dallas, Texas

Philippe S.E. Schreiber

In Memoriam

Philippe S.E. Schreiber, board of directors member, passed away on Saturday, February 14, 2009 at the age of 68. Mr. Schreiber has served as a director of the Company since February 2002, which was the Company's first year of operations. "We have lost a friend, mentor and trusted advisor," commented Chairman and Chief Executive Officer Fred Barrett. "Philippe served us well as a member of our board of directors and as a member of the audit and compensation committees. Many of us had the pleasure of working with Philippe for many years, including his service to Bill Barrett Corporation as well as at Barrett Resources Corporation, where he served on the board from 1985 until 2001. His thoughtfulness and guidance in good times and bad will be sorely missed."

The 2008 Bill Barrett Corporation Annual Report saved the following resources by printing on paper containing 30% post-consumer recycled fiber.

Source: neenahpaper.com

9,953 pounds of wood
25,000,000 BTUs of energy
3,032 pounds of emissions
12,585 gallons of water
1,616 pounds of solid waste

On The Cover: *Hook Shale Gas Project, Uinta Basin, Utah, Photo by Jane Rerecich*

Designed by Curran & Connors, Inc. / www.curran-connors.com

Bill Barrett Corporation

1099 18th Street, Suite 2300
Denver, CO 80202
303-293-9100
www.billbarrettcorp.com